SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             BKF CAPITAL GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                Delaware                                      36-0767530
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(State of incorporation or organization)                   (I.R.S. Employer
                                                          Identification No.)

One Rockefeller Plaza, New York, New York                        10020
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(Address of principal executive offices)                       (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

              Securities to be registered pursuant to Section 12(b)
                                   of the Act:

Title of class                              Name of each exchange on which
to be so registered                         each class is to be registered
-------------------                         ------------------------------
Common Stock, $1.00 par value               New York Stock Exchange

              Securities to be registered pursuant to Section 12(g)
                                   of the Act:

                                      None.

                                Page 1 of 4 Pages
                       Exhibit Index is Located on Page 4
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                                                                               2

Item 1.  Description of Registrant's Securities to be Registered.

The description of the Common Stock to be registered hereunder, including all of the information required by Item 1 of Form 8-A, is as follows:

Holders of the common stock, $1 par value, of the Company are entitled to dividends when and as declared by the board of directors, to one vote per share in the election of directors (with no right of cumulation), and to equal rights per share in the event of liquidation. They have no preemptive rights to purchase treasury shares or authorized but unissued shares. There are no redemption, conversion or sinking fund provisions. The shares are not liable to further calls or to assessment by the Registrant.

The Registrant's certificate of incorporation provides that a favorable vote of the holders of at least 80% of the shares of the Registrant entitled to be voted on the matter would be required to approve (i) a merger or consolidation of the Registrant with any other corporation, (ii) a sale of all or substantially all of the assets of the Registrant (other than in the regular course of its investment activities), or (iii) a liquidation or dissolution of the Registrant, unless any such action had previously been approved by the affirmative vote of two-thirds of the total number of directors fixed in accordance with the by-laws. The board of directors is divided into three classes with terms of three years expiring at the time of successive annual meetings of shareholders. The above provisions could have the effect of delaying until the completion of two annual elections of directors the replacement of a majority of the directors and the approval of proposals of the nature described in the second preceding sentence, even though favored by the holders of a majority of the shares.

Item 2.  Exhibits.

Previously filed.

                                Page 2 of 4 Pages
                       Exhibit Index is Located on Page 4
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                                                                               3

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  May 26, 2000                  BKF CAPITAL GROUP, INC.


                                     By: /s/ Norris Nissim
                                         -----------------
                                         Norris Nissim
                                         Vice President, General Counsel
                                         and Secretary

                                Page 3 of 4 Pages
                       Exhibit Index is Located on Page 4
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                                                                               4

                                INDEX TO EXHIBITS

         None.

                                Page 4 of 4 Pages
                       Exhibit Index is Located on Page 4